                                                                    EXHIBIT 12.1

CHESAPEAKE ENERGY CORPORATION
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS (DOLLARS IN 000'S)

                                                     Year    Six Months    Year        Year       Year       Year     Nine Months
                                                    Ended      Ended       Ended       Ended      Ended      Ended      Ended
                                                   June 30,   Dec. 31,    Dec. 31,    Dec. 31,   Dec. 31,   Dec. 31,  September 30,
                                                     1997       1997        1998        1999       2000       2001        2002
                                                  ---------  ----------   ---------   ---------  ---------  --------- -------------

Income before income taxes and extraordinary
 item                                             $(180,330)  $ (31,574)  $(920,520)  $  35,030  $ 196,162  $ 438,365  $  23,413
Interest                                             18,550      17,448      68,249      81,052     86,256     98,321     79,966
Amortization of capitalized interest                  8,772       4,386      12,240       1,047      1,226      1,784      1,312
Bond discount amortization (a)                           --          --          --          --         --         --         --
Loan cost amortization                                1,455         794       2,516       3,338      3,669      4,022      3,626
                                                  ---------   ---------   ---------   ---------  ---------  ---------  ---------
Earnings                                          $(151,553)  $  (8,946)  $(837,515)  $ 120,467  $ 287,313  $ 542,492  $ 108,317
                                                  =========   =========   =========   =========  =========  =========  =========

Interest expense                                  $  18,550   $  17,448   $  68,249   $  81,052  $  86,256  $  98,321  $  79,966
Capitalized interest                                 12,935       5,087       6,470       3,356      2,452      4,719      3,592
Bond discount amortization (a)                           --          --          --          --         --         --         --
Loan cost amortization                                1,455         794       2,516       3,338      3,669      4,022      3,626
                                                  ---------   ---------   ---------   ---------  ---------  ---------  ---------
Fixed Charges                                     $  32,940   $  23,329   $  77,235   $  87,746  $  92,377  $ 107,062  $  87,184
                                                  =========   =========   =========   =========  =========  =========  =========

Preferred Stock Dividends
 Preferred Dividend Requirements                  $      --   $      --   $  12,077   $  16,711  $   8,484  $   2,050  $   7,588
  Ratio of income before provision for taxes to
  Net Income (b)                                         --          --         N/A        1.05        N/A       1.66       1.67
                                                  ---------   ---------   ---------   ---------  ---------  ---------  ---------
   Subtotal - Preferred Dividends                 $      --   $      --   $  12,077   $  17,597  $   8,484  $   3,411  $  12,696
Combined Fixed Charges and Preferred Dividends    $  32,940   $  23,329   $  89,312   $ 105,343  $ 100,861  $ 110,473  $  99,880

Ratio of Earnings to Fixed Charges                       --          --          --         1.4        3.1        5.1        1.2
 Insufficient coverage                            $ 184,493   $  32,275   $ 914,750          --         --         --         --


Ratio of Earnings to Combined Fixed Charges and
 Preferred Dividends                                     --          --          --         1.1        2.8        4.9        1.1
 Insufficient coverage                            $ 184,493   $  32,275   $ 926,827          --         --         --         --

(a)      Bond discount excluded since its included in interest expense

(b) Represents income (loss) before income taxes and extraordinary item divided by income (loss) before extraordinary item, which adjusts dividends on preferred stock to a pre-tax basis.



                                     Page 1